EXHIBIT 99.1

Monster Worldwide Comments on Expectations for First Quarter 2008
Operating Expenses

 New York, March 18, 2008— Monster Worldwide, Inc. (NASDAQ:MNST) said today that it expects total non-GAAP operating expenses for the first quarter ended March 31, 2008, to be in the range of $327 million to $333 million.  The Company’s first quarter 2008 projected non-GAAP operating expenses, while consistent with its internal financial plan, appear to exceed the current analysts’ consensus expense levels.

These expense levels reflect significant global branding initiatives and the normal seasonality of compensation-related costs for the Company’s global work force.  As expected, the Company anticipates that the 2008 first quarter will include a disproportionate amount of marketing expense due to production and media costs.  Monster Worldwide stated that it anticipates a return to more normal marketing expense levels in future periods.  The first quarter marketing and compensation-related expenses have been partially offset by savings and efficiencies realized from the Company’s ongoing restructuring program.

Sal Iannuzzi, Chairman and Chief Executive Officer of Monster Worldwide, said, “We provided this update in the spirit and best interest of clear and timely communication to our investors and analyst community.  As we have previously noted, the timing of our investments and cost reduction initiatives happen at irregular intervals and may impact short term results.   These investments are vital to building a solid brand and operations platform, and have positioned Monster for strong, sustainable, long term growth to our customers and shareholders.  Today’s range speaks only to our operating expenses, and is in line with our internal projections.”

Monster’s brand re-launch activities in the first quarter were integrated offline and online globally, and included heavy, high profile mass media production and placement.  The new branding strategy and advertising campaign have been well received by customers, and the Company is encouraged by the increase it has recently experienced in job response, enhancing its ability to deliver quality job candidates to employers.

The Company reiterated that it is on track with the workforce reductions outlined in its restructuring plan, and the number of employees in its work force remains tightly controlled, despite the seasonality of compensation expenses.

The Company will continue its policy of not providing guidance for 2008.   The Company will release first quarter 2008 financial results and hold its quarterly conference call on April 30, 2008.

Contacts

Investors: Robert Jones, (212) 351-7032, bob.jones@monsterworldwide.com

Media: Kathryn Burns, (212) 351-7063, kathryn.burns@monsterworldwide.com

About Monster Worldwide

Monster Worldwide, Inc. (NASDAQ: MNST), parent company of Monster, the premier global online employment solution for more than a decade, strives to inspire people to improve their lives. With a local presence in key markets in North America, Europe, and Asia, Monster works for everyone by connecting employers with quality job seekers at all levels and by providing personalized career advice to consumers globally. Through online media sites and services, Monster delivers vast, highly targeted audiences to advertisers. Monster Worldwide is a member of the S&P 500 index and the NASDAQ 100. To learn more about Monster’s industry-leading products and services, visit www.monster.com. More information about Monster Worldwide is available at www.monsterworldwide.com.

Notes Regarding the Use of Non-GAAP Financial Measure

The operating expenses discussed above are non-GAAP financial measures within the meaning of Regulation G as promulgated by the Securities and Exchange Commission because, among other things, they do not include certain (i) costs and expenses associated with the stock option investigations, related litigation and potential fines or settlements; (ii) costs and expenses associated with the measures taken by the Company in response to a security breach in August 2007; and (iii) charges associated with the strategic restructuring actions initiated in the third quarter of 2007.  Because the Company cannot reasonably estimate or predict such costs and expenses or, in the case of restructuring charges, determine the precise amount of such restructuring charges to be taken in any period, the Company cannot calculate the most directly comparable GAAP measure of operating expenses that would include such costs and expenses or charges. Therefore, the Company cannot reconcile the non-GAAP measure to the most directly comparable GAAP measure. The Company uses certain non-GAAP measures for reviewing the ongoing results of the Company’s core business operations and in certain instances, for measuring performance under certain of the Company’s incentive compensation plans. This non-GAAP measure may not be comparable to similarly titled measures reported by other companies.